Exhibit 99.1

Allena Pharmaceuticals Announces First Patients Treated in Phase 2 Basket Study of ALLN-177 in Patients with Primary Hyperoxaluria or Enteric Hyperoxaluria and Advanced Chronic Kidney Disease

- U.S. Clinical Study Sites Enrolling Patients with Systemic Oxalate Burden; European Sites Prepared to Enroll Patients in Third Quarter of 2018 -

NEWTON, Mass., July 23, 2018 — Allena Pharmaceuticals, Inc. (NASDAQ:ALNA), a late-stage, biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders, today announced the treatment of the first patients in Study 206, an open-label Phase 2 basket study evaluating ALLN-177 in adults and adolescents with primary hyperoxaluria, or enteric hyperoxaluria with advanced chronic kidney disease and elevated plasma oxalate. ALLN-177 is a first-in-class, non-absorbed, orally-administered enzyme that is designed to degrade oxalate within the gastrointestinal (GI) tract to treat severe hyperoxaluria.

Severe hyperoxaluria can result from genetic causes that lead to the overproduction of oxalate by the liver (primary hyperoxaluria) or certain GI conditions that lead to the over absorption of oxalate from diet (enteric hyperoxaluria). Patients with severe hyperoxaluria are at an increased risk of developing systemic oxalosis, a potentially fatal condition that results in oxalate crystal formation throughout the body including in the blood, kidney, bones, joints, skin, eyes and heart. In patients with enteric hyperoxaluria and systemic oxalosis, high plasma oxalate levels can also lead to kidney damage and accelerated decline in renal function.

“In enteric hyperoxaluria patients with kidney impairment, oxalate can form crystals in the kidney tissue, which can cause inflammation, fibrosis and progressive renal failure. As kidney function declines, patients have diminished capacity to excrete oxalate from the body, further perpetuating an increase in systemic oxalate levels and oxalate crystallization,” said David Goldfarb, M.D., Professor of Medicine and Physiology and Clinical Chief of Nephrology at NYU Langone Health. “Oxalate crystal deposition is painful and can be physically debilitating if it accumulates in the bones and joints, affecting ambulation, or in the eyes, adversely affecting vision. The combination of enteric hyperoxaluria and systemic oxalosis continues to be a rare and underrecognized cause of renal failure, for which there are currently no pharmacologic interventions available. Even with kidney transplantation, unless one addresses the underlying source of oxalate, recurrent kidney damage and kidney failure requiring dialysis can occur.”

Study 206 is a multi-center, open-label, single arm study that will enroll between 15 and 20 patients in the U.S. and Europe aged 12 and older who will be treated with ALLN-177 for 12 consecutive weeks. Subjects will self-administer 7,500 units of ALLN-177 with each meal or snack five times per day. The endpoints for the study are change from baseline in 24-hour urinary oxalate excretion and plasma oxalate levels. Patients with kidney failure or on dialysis may comprise up to 25% of total enrollment. U.S. clinical trial sites are enrolling patients, and investigators are preparing to enroll patients at European sites in the third quarter of 2018.

“ALLN-177 was designed to degrade oxalate in the GI tract. As a result, we believe ALLN-177 has the potential to reduce systemic oxalate absorption and decrease the renal oxalate burden in patients with severe hyperoxaluria and systemic manifestations of the disease,” said Alexey Margolin, Ph.D., Chief Executive Officer of Allena Pharmaceuticals. “In the long-term, reducing urine and plasma oxalate levels in these patients can diminish the amount of systemic oxalate available for crystal formation and deposition in the kidney and in other organs or tissues. We look forward to garnering insights from this trial, as we work to address the unmet needs of patients with severe hyperoxaluria for whom there are currently no approved therapeutic options.”

Allena is also evaluating ALLN-177 in URIROX-1™, an ongoing Phase 3 clinical trial in patients with enteric hyperoxaluria who have normal kidney function or mild to moderate CKD. ALLN-177 has been granted separate orphan drug designations by the U.S. Food and Drug Administration for the treatment of primary hyperoxaluria and pediatric hyperoxaluria. In addition, the European Commission has granted orphan drug designation for ALLN-177 for the treatment of primary hyperoxaluria.

About Hyperoxaluria and Systemic Oxalosis

Hyperoxaluria is a metabolic disorder characterized by elevated urinary oxalate levels that may be due to either overproduction of oxalate by the liver from a genetic defect, known as primary hyperoxaluria, or from the excess absorption of oxalate from the diet, known as secondary hyperoxaluria. Secondary hyperoxaluria is further characterized either as enteric, resulting from a chronic and unremediable underlying gastrointestinal disorder, or idiopathic, meaning the underlying cause is unknown. Systemic oxalosis occurs when excess oxalate is present throughout the body including the blood, kidney, bones, joints, eyes and heart. People living with systemic oxalosis have varying degrees of renal impairment including kidney stones, nephrocalcinosis, chronic kidney disease, and end-stage renal disease. For more information about the disorder and videos featuring patient stories, visit http://www.allenapharma.com/systemic-oxalosis.

About ALLN-177

ALLN-177 is an orally-administered, recombinant oxalate-degrading enzyme that is being developed for the treatment of severe hyperoxaluria. ALLN-177 is being developed to target oxalate in the GI tract in an effort to reduce the burden of both dietary and endogenously-produced oxalate. ALLN-177 has the potential to decrease the oxalate available systemically for deposition as calcium oxalate crystals or stones in the kidneys, as well as reduce long-term kidney complications. ALLN-177 has been granted separate orphan drug designations by the U.S. Food and Drug Administration for the treatment of primary hyperoxaluria and for the treatment of pediatric hyperoxaluria. In addition, the European Commission has granted orphan drug designation for ALLN-177 for the treatment of primary hyperoxaluria.

About Allena Pharmaceuticals

Allena Pharmaceuticals, Inc. is a late-stage biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders. Allena’s lead product candidate, ALLN-177, is a first in class, oral enzyme therapeutic for the treatment of hyperoxaluria, a metabolic disorder characterized by markedly elevated urinary oxalate levels and commonly associated with kidney stones, chronic kidney disease and other serious kidney disorders.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of these risks and uncertainties, and other important factors, see the section entitled “Risk Factors” in Allena’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as well as discussions of potential risks, uncertainties and other important factors in Allena’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Allena undertakes no duty to update this information unless required by law.

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